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                            [BAKER BOTTS LETTERHEAD]



                                                                     Exhibit 5.1

May 24, 2001

Liberty Media Corporation
9197 South Peoria Street
Englewood, Colorado 80112

Dear Sirs and Madames:

As counsel for Liberty Media Corporation, a Delaware corporation (the "Company"), we have examined and are familiar with the registration statement on Form S-1, File No. 333-55998 (the "Registration Statement"), which relates to the registration under the Securities Act of 1933, as amended, of 2,454,346,131 shares (the "Series A Shares") of the Company's Series A Common Stock, par value $.01 per share, to be delivered in exchange for the outstanding shares of Class A Liberty Media Group common stock, par value $1.00 per share ("Class A Liberty Media Group Common Stock"), of AT&T Corp. ("AT&T"), and of 212,045,288 shares (the "Series B Shares" and together with the Series A Shares, the "Shares") of the Company's Series B Common Stock, par value $.01 per share, to be delivered in exchange for the outstanding shares of Class B Liberty Media Group common stock, par value $1.00 per share ("Class B Liberty Media Group Common Stock" and together with the Class A Liberty Media Group Common Stock, the "Liberty Media Group Common Stock"), of AT&T, in connection with AT&T's redemption of its outstanding shares of Liberty Media Group Common Stock in exchange for the Shares, which redemption will be effected pursuant to AT&T's Certificate of Incorporation.

In connection therewith, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of the Restated Certificate of Incorporation, as amended, and Bylaws of the Company, in the forms incorporated by reference as Exhibits
3.1 and 3.3, respectively, to the Registration Statement; the Restated Certificate of Incorporation (the "Restated Charter") and By-Laws of the Company to be in effect on the date of the redemption, in the forms filed as Exhibits
3.2 and 3.4, respectively, to the Registration Statement; records of proceedings of the Company's Board of Directors, including committees thereof, with respect to the filing of the Registration Statement; and such other documents, records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company as to factual matters. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies.

Based upon the foregoing, we are of the opinion that when the Shares are issued, signed by the transfer agent and delivered in exchange for the outstanding shares of Liberty Media Group Common Stock, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us contained therein under the heading "Legal Matters." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.
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Baker Botts L.L.P.